UNITED STATES
	SECURITIES AND EXCHANGE COMMISSION



	Washington, D.C. 20549
	________________________________________



	FORM 8-K



	CURRENT REPORT
	PURSUANT TO SECTION 13 OR 15(d) OF THE
	SECURITIES EXCHANGE ACT OF 1934


Date of earliest event reported June 25, 1997

	THE MONTANA POWER COMPANY
	(Exact name of registrant as specified in its charter)


		Montana	1-4566	    81-0170530
(State or other jurisdiction       (Commission	  (IRS Employer
	of incorporation)            File Number)	Identification No.)


	40 East Broadway, Butte, Montana 59701
	(Address of principal executive offices) (zip code)

	Registrant's telephone number, including area code (406) 723-5421



ITEM 5.  Other Events


	In July 1985, the Federal Energy Regulatory Commission (FERC) issued to the Company a new license for the 180 megawatt Kerr Project (the Project) and required the subsequent adoption of conditions to mitigate the impact of Project operations on fish, wildlife, and habitat. The Company proposed a consensus plan in June 1990 that was agreed to by the Confederated Salish and Kootenai Tribes and other state and federal resource agencies. In November 1995, the United States Department of Interior (Department) submitted alternative conditions to those stated in the Company's plan. This matter has been pending FERC's consideration. For further information, see Item 8, "Financial Statements and Supplementary Data - Note 2 to the Consolidated Financial Statements" in the Company's 1996 Annual Report to the SEC on Form 10-K.

On June 25, 1997, FERC approved a mitigation plan, substantially adopting the Department's conditions. FERC's order requires the Company to change Project operations from peaking and load following to "baseload" generation. The order requires the Company to make payments, beginning within 60 days of the date of the order, to a fish and wildlife mitigation fund. Required payments include a payment of approximately $15.6 million for the period from 1985 to 1997, a two-part "start-up" payment of $2.8 million and $1.1 million, the second part due a year from the date of the order, and annual payments of approximately $1.4 million. In addition, the order requires the Company to purchase approximately 6,800 acres of habitat and build a revetment to minimize erosion at the north end of Flathead Lake. FERC concluded that the Department's conditions adversely affect the Project's economics, but that, under the Federal Power Act, it has no authority to reject or modify them. FERC noted, however, that the reasonableness of the Department's conditions may be appealed to the Federal Court of Appeals for review.

The Company is evaluating the order. It has decided to seek rehearing and a stay of any obligation to make the $15.6-million payment. Further, in the event FERC does not modify the order, the Company expects to seek judicial review of the reasonableness of the Department's conditions.




SIGNATURES

	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


	         THE MONTANA POWER COMPANY
		             (Registrant)

	By:/s/ J. P. Pederson
		J. P. Pederson
Vice President and Chief Financial and
Information Officer

Date:  July 9, 1997







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